Exhibit 10.3

PURCHASE AGREEMENT

1.  PARTIES:    Havair Realty (“Seller”) agrees to sell and convey to Lowrie Management LLLP or another entity (“Buyer”) and Buyer agrees to buy from Seller the following property for consideration and upon and subject to the terms, provisions, and conditions hereinafter set forth.

2.  PROPERTY:    The property commonly known as the 7946 Pendleton Pike and is a tract of land situated in the City of Indianapolis County of Marion. Together with all buildings and permanent improvements and fixtures attached thereto: and all privileges, and appurtenances pertaining thereto including any right, title and interest of Seller in and to adjacent streets, alleys, or rights-of-way, Seller’s interest in and to all leases and permits with respect to the Property, Seller’s interest in all services, maintenance, management or other contracts relating to the ownership or operation of the Property, and Seller’s interest in all warranties or guaranties relating to the Property being sold, all of the above hereinafter collectively called “Property”, and whose legal description is contained on Exhibit “A” attached hereto and incorporated herein.

The metes and bounds description determined by the survey of the Property hereinafter provided for will replace Exhibit “A” attached hereto in the event it should differ from the attached exhibit. Any property to be excluded from this sale should he set forth under Special Provisions in Paragraph 5.

3.  PURCHASE PRICE:    The total purchase price shall be two million five hundred fifty thousand dollars ($2,550,000.00) payable in accordance with the terms and conditions stated in this agreement (“Purchase Price”).

4.  EARNEST MONEY:    $50,000.00 is to be deposited as earnest money with First Title of Indiana. Inc as Escrow Agent (“Earnest Money”). The Earnest Money shall be applicable to the purchase price but shall be non-refundable.

5.  SPECIAI. PROVISIONS:

A.  Buyer must close this transaction. with in sixty (60) days from the date this purchase agreement is first signed.

B.  Boyer will deposit the earnest money with the title company within three (3) days of executing this purchase agreement.

C.  Buyer has the right to assign its interest m this Agreement. Any and all assignees will be bound by the terms of this Agreement.

D.  The Purchase price shall be allocated at closing as follows

a.  Property purchase: $2,400,000.00

b.  Tenant Allowance: $150.000,00

If either the property price or the Tenant Allowance is not paid at closing, Buyer will be deemed in default of this agreement and Seller will be entitled to all Earnest Money and any other sums paid to date by Buyer to either Seller, Title Company or Escrow Agent.

E.  Closing shall take place at the First Title office or its local representative office.

F.  At closing $18,850.00 shall be escrowed for Buyer from the Purchase Price funds for the purpose of replacing tile Pylon Sign on the Property. Buyer shall have no right to collect additional sums from the Seller.

G.  Confidentiality:    The agreement shall be kept strictly confidential amongst the parties, except to the extent necessary for the parties to properly evaluate this transaction.

H.  Seller warrants, to the best of Seller’s knowledge, that there are no written parking agreements with any parties, other than what is contained the leases provided to Buyer.

6.  TAXES:    All taxes assessed for any prior calendar year and remaining unpaid, shall be paid by Seller and all taxes assessed for the current calendar year shall be prorated between Seller and Buyer on a calendar- year basis as of the day immediately prior to the Closing Date. If the tax rate for taxes assessed in the current year has not been determined at the closing of the transaction said rate shall be assumed to be the same a the prior year for the purpose of such proration and credit for due but unpaid taxes. All prop rations are final.

7.  INSURANCE:    Insurance shall be canceled as of the date of closing and the Buyer shall provide its own Insurance.

8.  SURVEY:    A staked survey shall be furnished at Buyer’s expense. It shall comply with Minimum Standard Detail Requirements for Indiana Land Title Surveys and shall reflect whether the property is located in a designated flood zone area.

9.  TITILE AND SURVEY APPROVAL:    Seller shall obtain, at its own expense Commitment for Title .Insurance (the “Commitment) and, at Seller’s request, legible copies of all recorded instruments affecting the Property and recited as exceptions in the Commitment. If Buyer has an objection lo items disclosed in such Commitment or the survey provided for herein, Buyer shall promptly make written objections to Seller after receipt of each such instrument. If Buyer makes such objections or if the objections are disclosed in the Commitment, the survey or by the issue of the Title Policy. Seller shall have thirty, (30) days from the date of such objection, as disclosed, to cure the same and the Closing .Date shall be extended, if necessary. Seller agrees to utilize its best efforts and reasonable diligence to cure such objection, if any. Buyer a deemed to waive any objection made if the Title Company agrees to insure such objection

10.  SALES EXPENSES:    Seller and Buyer agree that all sales expenses are to be paid in cash prior to or at the closing.

A.  SELLER’S EXPENSES:    Seller agrees to pay all costs of releasing existing loans and recording the releases: tax statements: Indiana Gross Income Tax; the Professional Fee to the Seller’s broker in this transaction: and other expenses stipulated to be paid by Seller under other provisions of this contract.

B.  BUYER’S EXPENSES:    Buyer agrees to pay all expenses incident to any loan (e.g. loan commitment fees, preparation of note, mortgage, and other loan documents, recording fees, Mortgage’s Title Policy prepay able interest, credit reports); and closing fee; fees for copies of documents pertaining to restrictions, easements, or conditions affecting the Property; and expenses stipulated to be paid by Buyer under other provisions of this Contract.

11.  DEFAULT:    lf Buyer breaches this Agreement and is in default Seller may treat this agreement as being terminated and receive the Ernest Money as its sole liquidated damages. If Seller breaches this Agreement and is in default, then the Earnest Money shall be returned to Buyer.

12.  ATTORNEYS FEE’S:    Any signatory to this Contract who is the prevailing party in any legal or equitable proceeding against and other signatory brought under or with relation to the Contract or transaction shall be additionally entitled to recover court costs and reasonable attorney’s fees from the non-prevailing party.

13.  ESCROW:    The Earnest Money shall be deposited with the understanding that the Escrow Agent: (a) is not a party to this contract and does not assume or have any liability fro performance or non-performance of any party and (b) before the Escrow Agent has any obligation to disburse the Earnest Money in the event of dispute, Escrow Agent has the right to Require from all parties to the Escrow Agreement a Written release of liability of the Escrow Agent, a notice of termination of the Contract and authorization to disburse the Earnest Money . At closing, Earnest Money shall be applied to the purchase price.

14.  DUTIES OF BUYER AND SELLER AT CLOSING:

A.  At the closing. Seller shall driver to Buyer the following:

(1)  A duly executed and acknowledged Limited Warranty Deed conveying good and indefeasible title in fee simple to all of the property, free and clear of any and all liens, encumbrances, conditions, easements assessments, reservations and restrictions, except as permitted herein and or approved by Buyer in writing;

(2)  An executed. Vendor’s Affidavit;

(3)  Furnish evidence of its capacity and authority for the closing of this transaction.

(4)  Seller agrees to provide Buyer with a certification establishing that no federal income tax is required to be withheld under the Foreign Investment and Real Property Tax Act, or to consent to withholding of tax from the proceeds of sale as required;

(5)  Execute all other necessary documents to close this transaction

B.  At the closing Buyer and shall perform the following:

(1)  Pay the cash portion of the Sales Price in the form of a certified or cashiers check

(2)  Execute the note(s) and mortgage(s) provided for herein and cause the funds to be made available to the closing officer for disbursement;

(3)  Furnish evidence of its capacity and authority for the closing of this transaction;

(4)  Furnish to Seller and / or Third Party Lender, at Buyers expense, a mortgage’s policy issued by Title Company for the benefit of the holder(s) of the Mortgage(s) provided for herein;

(5)  Execute all other necessary documents to close this transaction;

(6)  Execute Tenant lease, which are attached hereto incorporated herein as Exhibit B.

15.  CASUALTY LOSS;    Risk of loss by damage or destruction to the Property prior to the closing shall be borne by Seller.

16.  RESPONSIBLE PROPERTY TRANSFER LAW:

A.  The Seller is not required to provide a Buyer with a Disclosure Statement pursuant to Indiana’s Responsible Proper Transfer Law (I.C. Section 12-23-3-1 et seq) if The Property does not contain any hazardous chemicals or materials; (2) the Property does not contain and underground storage a tanks which are or have been utilized to hold petroleum or other regulated substances; (3) the Property is not listed on the Comprehensive Environmental Response. Compensation and Liability Information System; and or (4) Property is exempt from the provisions of said law.

17.  NOTICE:    All notices shall be sent to the following:

Notice to Seller.
Janie Goldberg
7946 Pendleton Pike
Indianapolis, IN

Copies to:
Todd J. Maurer
9000Keystone Crossing
Suite l050
Indianapolis, IN 46240

Notice to Buyer:
Lowrie Management LLLP
1601 West Evans Avenue
Denver, Colorado 80223

18.  MISCELLANEOUS:

A.  Any notice or permitted to be delivered hereunder, shall be deemed received when personally delivered or sent by United Stales mail, postage prepaid, certified and return receipt requested. addressed to Seller or Buyer at the address set forth below the signature of such party hereto.

B.  This contract shall be construed under and in accordance with the laws of thee State of Indiana

C.  The parties hereto agree that Marion County, Indianapolis, Indiana shall have exclusive jurisdiction over any and all matters arising under this contract or relating to this contract.

D.  This Contract shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, executors, administrators, legal representatives, successors, and assigns.

E.  In the event any one or more of the provisions contained in the Contract shall for any reason be held to be invalid, illegal, unenforceable in any respect, such invalidity,

illegality or unenforceability shall not affect any other provision hereof, and this Contract shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein,

E.  This Contract constitutes the sole and only agreement of the parties hereto and supersedes any prior understandings or written or oral agreements between the parties respecting the transactions and cannot be changed except by their written consent.

G.  Time is of the essence of this Contract.

H.  Words of any gender used in this Contract shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, and vie versa, unless the context requires otherwise.

I.  All rights, duties and obligations of the signatories hereto shall survive the passing of title to, or an interest in the property.

J.  This Agreement may be executed simultaneously or in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18.  CONSULT YOUR ADVISORS:    Buyer and Seller acknowledge they have been advised that, prior to signing this document, they should seek the advice of an attorney for the legal or tax consequences of this document and the transaction to which it relates. In any real estate transaction, it is recommended that you consult with a professional, such as a civil engineer, industrial hygienist or other person, with experience in evaluating the condition of the property, including the possible presence of asbestos, hazardous and or toxic materials and underground storage tanks.

19.  CAPTIONS:    All captions used and contained herein are for the mere convenience of the parties hereto and are not meant to limit nor enlarge the meaning or interpretation of this contract or of any of its provisions whatsoever

ACKNOWLEDGMENTS:    Buyer and Seller acknowledge that each has received agency disclosure forms, have had their agency options explained, and now confirm the agency relationships previously entered into and confirmed, They further acknowledge that they understand and accept agency relationships involved in this transaction. By signature below the parties verify that they understand and approve this Purchase Agreement and acknowledge receipt of a signed copy.

This Agreement may be executed simultaneously or in tow counterparts each of which shall be deemed and original, but all of which together shall constitute one and the same instrument. Delivery of this document may be accomplished by electronic facsimile reproduction (FAX); if Fax delivery is utilized, the original document shall be promptly executed and or delivered, if requested.

Seller:

HAVAIR REALTY

By:	/s/ JANET GOLDBERG

Printed:	Janet Goldberg

Its:	General Partner

Date:	5/13/02

Buyer:

LOWRIE MANAGEMENT LLLP

By:	/s/ TROY LOWRIE

Printed:	Troy Lowrie

Its:	Director

Date:	5/13/02